Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PAVmed Inc. on Form S-1 [File No. 333-222581], Form S-3 [File Nos. 333-253384, 333-248709, 333-229372, 333-227718, 333-222234, 333-221406, 333-235335, 333-216963, 333-214288], Form S-8 [File No.333-248529] of our report dated March 15, 2021, with respect to our audits of the consolidated financial statements of PAVmed Inc and Subsidiaries as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of PAVmed Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
New York, NY
March 15, 2021